Exhibit 11.1


                                             Approved
                                             by the Board of Directors
                                             of OJSC Rostelecom at its meeting
                                             held on April 28, 2004
                                             Minutes No. 5

                                             Valery N. Yashin __________________

                                             Chairman of the Board of Directors
                                             of OJSC Rostelecom


                         CODE OF ETHICS OJSC ROSTELECOM

I.   INTRODUCTION

     Open Joint Stock Company Long-Distance and International Telecommunications Rostelecom (hereinafter, "OJSC Rostelecom", or the "Company") have approved and adopted Regulations for the Board of Directors, Audit Commission, the Management Board and the General Director, providing for rights and duties of members of the Board of Directors, Audit Commission, Management Board and the General Director, respectively. The Company has also approved and adopted Internal Regulations governing, among other things, the principal rights, duties and liabilities of the parties to employment agreements and incentives and reprimands applicable to the Company's Officers and Employees.

     In addition to the above mentioned Regulations, OJSC Rostelecom has approved and adopted a Code of Ethics for members of Board of Directors and Audit Commission, Officers and Employees of the Company (hereinafter, the "Code" or the "Code of Ethics") setting the high standards of business conduct, which must be obeyed by all members of Board of Directors and Audit Commission, Officers and Employees (collectively, "Covered Persons"). Failure to do so could result in disciplinary action pursued in accordance with Relevant Regulations, up to and including removal or termination for Officers and Employees.

     The provisions of this Code have been prepared on the basis of Civil and Labor Codes, the Federal Law "On Joint Stock Companies," the OJSC Rostelecom Charter, the OJSC Rostelecom Corporate Governance Code and other of the Company's internal documents, the OECD Corporate Governance Principles Recommendations, the Corporate Conduct Code Recommendations drawn up by the Russian Federal Commission for the Securities Market (FCSM), the requirements of the U.S. securities laws and U.S. Securities and Exchange Commission (SEC) and the listing requirements of New York Stock Exchange (NYSE) and Russian stock exchanges (hereinafter, "Relevant Regulations").

     While in most instances Relevant Regulations set formal requirements, this Code of Ethics establishes business conduct and ethics standards for Covered Persons.

     This Code of Ethics is primarily based on the expectation that Covered Persons shall comply with all applicable laws, rules and regulations.
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II.  TERMS

     The following terms are used in this Code of Ethics:

     o "Directors" shall be used with respect to the members of the Board of Directors of the Company.

     o "Officers" shall be used with respect to the Company's CEO, CFO, Chief Accountant, other members of the Management Board, deputies of CEO not serving on the Management Board, Chief Accountant, Heads of branches and representative offices, persons fulfilling their duties and other officers acting in similar positions.

     o "Employees" shall be used with respect to full-time employees, part-time employees and temporarily employed by the Company for the whole period of employment.

     o "Subsidiary" shall be defined as an enterprise that is controlled by OJSC Rostelecom and accounted in its consolidated financial statements in accordance with International Accounting Standards (IAS 27).

     o "Confidential Information" - information with actual or potential commercial value due to the fact that it is not publicly disclosed to third parties.

     o "Insider Information" - material, non-public information (e.g., information (1) which could reasonably be expected to affect the price of the Company's securities or (2) that a reasonable investor contemplating a purchase/disposal of the Company's shares would be substantially likely to take into account in making his or her investment decision, for example such as information on the operation, earnings or financial position of the Company, shares and other securities of the Company and transactions therewith.

     o "Conflict of Interest" shall mean a situation where the personal interests of one or more members of Covered Persons or their Immediate Family Members clash or appear to clash with the interests of the Company.

     o "Immediate Family Member" shall mean spouse, parents, including adoptive parents, children, including adopted children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone who shares the Covered Person's home.

III. BASIC ETHICAL PRINCIPLES

     Covered Persons shall act honestly and abide their operation by the following principles underlying the Code of Ethics of the Company:

     o full compliance with the requirements of all applicable laws, rules and regulations;

     o compliance with high standards of business ethics and ways of resolving overt and covert Conflicts of Interest arising out of mutual impacts of personal and professional activities;

     o prompt and full disclosure of information that is to be submitted to Russian and foreign governments, regulatory agencies, stock exchanges, shareholders, investors and other stakeholders;

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     o    compliance with the requirements of the Company's internal documents with respect to the safekeeping and use of Confidential Information obtained as a result of performance of official duties;

     o no abuse of official powers for personal gain, including the use of Company's property; and

     o notification to the Nominations and Compensation Committee of the Board of Directors of OJSC Rostelecom of any instances of any Covered Person breaching this Code or, if required, on the necessity of considering a possible waiver from the Code.

     The Company may conduct its business globally where applicable laws, rules, regulations, customs and social requirements may be different from those in Russia. It is the Company's policy to abide by the national and local laws of our host nations and communities. The fact that certain standards of legal conduct are legally prohibited, but these prohibitions are not enforced in practice, or their violation is not subject to public criticism or censure, will not excuse any illegal action by a Covered Person. In the case of any conflict between applicable law and the Code, in any situation where a Covered Person has a doubt as to the proper course of conduct, it is incumbent upon such person to immediately consult the Nominations and Compensation Committee of the Board of Directors of OJSC Rostelecom.

IV.  CONFLICTS OF INTEREST

     Covered Persons shall use their best efforts to avoid situations which lead or may potentially lead to a Conflict of Interest. Such situations may arise in relations with business partners and clients of the Company, including suppliers of equipment and services, and governmental agencies.

     None of the Covered Persons and none of their Immediate Family Members may have a personal interest in any business partner of the Company. This rule shall apply with respect to any type of expected benefit from the Company's business partners, including participation in capital and direct or indirect personal interest in a transaction involving the Company.

     Additionally, no Covered Persons may engage in any outside activity that materially detracts from or interferes with the performance by such person of his or her services to the Company.

     All actual and potential Conflicts of Interests of material transactions or relationships that reasonably could be expected to give rise to such a conflict or the appearance of such a conflict must be promptly communicated to the Nominations and Compensation Committee of the Board of Directors of OJSC Rostelecom. Reporting persons should take care to report conflicts to a person who they believe is not involved in the matter giving rise to the conflict.

V.   CONFIDENTIAL INFORMATION

     Covered Persons who have access to Confidential Information (whether or not entrusted to them by the Company) shall only use it in connection with the performance of their official duties. Covered Persons shall not permit Confidential Information to be transferred to third parties, including Immediate Family Members or the Company's employees whose work does not require the use of such information, except when disclosure is authorized by OJSC Rostelecom or legally required.

     The procedure for the disclosure of necessary information to mass media, shareholders, investors and other stakeholders, as well as the filing of necessary reports with government agencies shall be governed by the Company's internal documents.

     The obligation to preserve Confidential Information continues after the end of employment or service.

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

VI.  CORPORATE OPPORTUNITIES

     Covered Persons are prohibited from using corporate opportunities for personal gain, including:

     o in order to receive any gifts, remuneration or other benefits for oneself or others in exchange for the provision by the Company of any service, performance of any action or transfer of Confidential Information;

     o in order to receive any gifts, remuneration or other benefits for oneself or others in the conduct of the Company's business both prior to and after the negotiation and execution of transactions;

     o in order to receive any gifts, remuneration or other benefits on the grounds different from ones stipulated by the internal documents, decisions taken by the General Shareholders' Meeting and employment agreements for oneself or others in the performance of one's official duties; and

     o in order to obtain services, including loans, from those directly or indirectly affiliated with the Company, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses.

VII. INSIDER TRADING

     Exercising of or recommending transactions ("tipping") with respect to the securities of OJSC Rostelecom and its Subsidiaries by Covered Persons who have access to Confidential Information or Insider Information, shall be governed by the Insider Trading Policy of OJSC Rostelecom approved and adopted by the Board of Directors.

VIII. PART-TIME EMPLOYMENT

     Directors and Officers of the Company shall inform the Nominations and Compensation Committee of the Board of Directors of OJSC Rostelecom of all posts and positions they hold outside of the Company to the benefit of third parties, including persons, organizations and governmental agencies.

     To avoid a potential Conflict of Interest, before consenting to hold the position as a member of the Management Board, the Board of Directors or as an officer of a different organization or to act as a consultant or to render other services to third parties, the Company's Directors and Officers shall give prior notice of his or her intention to the Nominations and Compensation Committee of the Board of Directors of OJSC Rostelecom.

     Notwithstanding the provisions of Article IV, Covered Persons shall have the right to engage in any political, educational, charitable or civic activities, provided such activities do not affect performance of their direct official duties and do not contradict or interfere with the Company's interests.

     For the purposes of assessing the likelihood of a possible Conflict of Interest, the Company's Directors and Officers shall give prior notice of the nature of the prospective activities to the Nominations and Compensation Committee of the Board of Directors of OJSC Rostelecom.

IX.  FAIR DEALING

     Covered Persons shall treat colleagues as well as all representatives of the Company's clients and business partners, irrespective of their age, disability, gender, nationality, ethnic background,

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race, religion or sexual affiliation, and other factors not related to interests of the Company and act with respect, honesty and integrity.

     Covered Persons in their relations with colleagues, clients and business partners shall refrain from any kind of manipulation, concealment or misrepresentation of information, abuse of official position or other improper ways of conducting business.

X.   ENVIRONMENTAL PROTECTION

     The Company shall contribute to the protection and sustainable development of the environment. The Company shall support the efforts of the Russian and international public in this respect.

     As the Company participates in various projects, it shall not ignore or disregard compliance with applicable environmental protection laws.

XI.  PROTECTION AND USE OF COMPANY'S ASSETS

     Covered Persons shall assure the protection, safekeeping and use of Company's assets in good faith.

     Covered Persons shall use their best efforts to prevent any pilfering or negligent, illegal or ineffective use of the Company's assets.

XII. DISCLOSURE OF INFORMATION

     Covered Persons shall do their utmost to assure full, fair, timely, accurate and understandable disclosure of information to Russian and foreign governments, regulatory agencies, shareholders, investors and other stakeholders. Such disclosure must comply with all applicable legal and stock exchange requirements and may not contain material misstatements or omissions. This policy applies to all public disclosure of material information about the Company.

     Particular attention shall be accorded to disclosure of information on the Company's financial position, and the following principles shall be used to prepare such information:

     o keeping of the Company's financial and accounting documents and records in conformity with applicable law;

     o compliance with the requirements of applicable accounting standards and the standards of the Company's internal control system in the preparation of books and financial statements;

     o accurate and full reflection in the Company's financial and accounting documentation of all necessary entries and financial transactions undertaken, as well as of all necessary additional information;

     o fair reflection of all of the Company's assets, liabilities, profits and losses in the Company's financial and accounting documentation;

     o absence of knowingly made misstatements and deliberate misrepresentations in the Company's financial and accounting documentation;

     o reflection of all transactions and relevant entries specifying necessary details, its reflection in proper accounts and during relevant periods; and

     o effective interaction with the Audit Commission, the Audit Committee of the Board of Directors and the independent auditor.

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XIII. COMPLIANCE WITH THE CODE OF ETHICS

     Each Covered Person shall comply with this Code of Ethics and shall advise the Nominations and Compensation Committee of the Board of Directors of OJSC Rostelecom of any instances of actual or potential breach of the requirements of this Code, applicable laws, rules and regulations of which he or she is aware. Any person wishing to make a report with respect to any of these matters may anonymously send e-mail to Ethics Hotline's address: ethics@rostelecom.ru.

     Otherwise persons reporting such information should take care to report breaches to a person who they believe is not involved in the matter giving rise to the breach. The Company will not allow any retaliation against any person who acts in good faith in reporting any such breach. All reports of breaches (actual or potential) shall be promptly investigated and, if appropriate, remedied, and if legally required, immediately reported to the proper governmental agency.

     Covered Persons that breach applicable laws, rules, regulations of this Code will face appropriate, case specific disciplinary action in accordance with Relevant Regulations, which may include demotion, removal or termination for Officers and Employees and bringing lawsuits for members of Board of Directors and Audit Commission.

     Any questions with respect to compliance with this Code shall be addressed to the Nominations and Compensation Committee of the Board of Directors of OJSC Rostelecom.

XIV. WAIVERS FROM THE CODE OF ETHICS

     Covered Persons shall abide by this Code throughout the period during which they perform their respective official duties at the Company.

     However, certain exceptional circumstances may call for waivers from the Code. If requested by Covered Person, the decision on the waiver shall be made by the Board of Directors or the Nominations and Compensation Committee of the Board of Directors of OJSC Rostelecom upon consideration of actual circumstances.

     Information on any exception from the Code of Ethics made by the Board of Directors or the Nominations and Compensation Committee of the Board of Directors shall be promptly disclosed by OJSC Rostelecom and included in its annual reports for the relevant year provided to the shareholders, investors, government and regulatory agencies and other stakeholders.

XV.  FINAL PROVISIONS

     The Code of Ethics of OJSC Rostelecom shall be approved and adopted by the Board of Directors of the Company.

     At any time, with or without notice, the Board of Directors of the Company may amend this Code by introducing necessary amendments to this Code for the benefit of the Company, its shareholders, investors and other stakeholders.

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